Exhibit 99.

                                 NEWS RELEASE

Investor Contact:                               Media Contact:
Kathy J. Hardy                                  Kenneth M. Ludwig
Corporate Secretary                             Senior Vice President,
336-888-6209                                    Human Resources
                                                336-889-5161


            CULP ANNOUNCES STRATEGIC MARKETING INITIATIVE IN CHINA


HIGH POINT,  NC (March 31, 2003)   Culp,  Inc.  (NYSE:CFI)  today  announced a
strategic marketing initiative to establish manufacturing and distribution operations in China.

      Culp's strategy is to link the company's strong customer relationships, design expertise and production technology with low-cost fabric manufacturers in China in order to deliver enhanced value to its customers throughout the world.

      The company's China operations will include a plant offering value-added finishing to fabric designed by Culp and sourced from Chinese manufacturers. Culp has created a separate U.S.- based design group dedicated to the fabric produced in China. In addition, the facility will provide on-site quality control testing and fabric inspection that meets U.S. standards. Through its new China distribution center, Culp will have the ability to offer multiple delivery and packaging options, including finished fabric roll goods as well as cut and sew fabric kits, to its customers located throughout the world. This new operation will also provide the company with the ability to source low-cost raw materials, principally yarn, for its U.S. manufacturing plants. The company has leased a 65,000-square-foot manufacturing and distribution facility located near Shanghai, China. Culp anticipates making an investment of approximately $3.0 million, which consists primarily of manufacturing equipment and leasehold improvements. The company plans to start production with approximately 30 employees by November 1, 2003, and have as many as 150 employees in China once the plant is running at full capacity.

      Michael D. Messer has been appointed vice president and general manager of the China operations for Culp and will be relocating to the Shanghai area. He is a 21-year veteran of Culp, and most recently served as vice president of manufacturing for the Culp Decorative Fabrics division. Thomas
E. Sibley, Jr., has been named product manager and will serve as the liaison between the company's design group and its customers. Additionally, he will coordinate sales of the China-sourced product through Culp's existing sales force. Previously, Sibley was a regional sales manager for the company's contract fabrics.

      Commenting on the announcement, Robert G. Culp, III, chairman and chief executive officer of Culp, said, "We are very excited about the potential growth opportunity that our China platform represents for Culp. This strategic initiative will enable us to integrate China-sourced goods with our domestic line and allow us to expand our business with middle-to-higher end fabrics. We believe the production from our China operation will complement rather than replace production at our other facilities and further enhance our competitive position. In China we will have the capacity to produce 150,000 yards of fabric per week, which represents approximately $25.0 million in annual sales for Culp. Furthermore, with the combination of Culp's dedicated design resources, value-added fabric finishing, quality control testing, and supply-chain management, we can now offer our customers an even stronger value proposition with an impressive array of delivery choices. We plan to present our first major fabric offering from China at the Showtime Fabric Fair in July, 2003, and we look forward to sharing this exciting opportunity with our customers."

      Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

      This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of
1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future operations, production levels, sales, expenses and other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.
Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products. Other risk factors that could have an impact on the company's activities in China include uncertainties in connection with operating in a geographic area and business culture where the company does not have extensive experience, foreign language barriers, potential delays caused by the distance between the China operations and the company's traditional geographic base and similar risks associated with establishing business operations in a remote and unfamiliar location. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

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